AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2007

San Juan, Puerto Rico, October 26, 2007 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the third quarter ended September 30, 2007.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said: “The results of the third quarter of 2007 were disappointing as they reflect the impact of the market and economic conditions of Puerto Rico and speak for themselves. On the other hand, our leasing portfolio remained stable in terms of delinquency despite this challenging credit and economic environment.

Notwithstanding, the Company remains well positioned to perform when conditions improve. We continue to implement our strategic plan, conservatively growing our niche, evaluating new sources of income, and working on expense control measures to enhance such future performance. As was the case with our leasing portfolio, we believe we will be able to effectively manage any spill over of these difficult economic conditions to our commercial loan portfolio, which loans are principally secured by real estate.”

Net Income

EuroBancshares reported a net loss of $1.2 million, or $0.07 per diluted share, for the third quarter of 2007, compared with a net income of $2.6 million, or $0.12 per diluted share, and net income of $1.5 million, or $0.07 per diluted share, for the quarters ended June 30, 2007 and September 30, 2006, respectively. The net loss we experienced in the third quarter of 2007 was caused by three business relationships, which became impaired during the quarter ended September 30, 2007 and required a specific reserve of $4.5 million, reducing our diluted earning per share for the quarter by $0.14, net of taxes.

Return on Average Assets (ROAA) for the third quarter of 2007 was (0.20)%, compared to 0.43% and 0.25% for the quarters ended June 30, 2007 and September 30, 2006, respectively. Return on Average Common Equity (ROAE) for the third quarter of 2007 was (3.01)%, compared to 6.41% and 3.97% for the quarters ended June 30, 2007 and September 30, 2006, respectively.

Net Interest Income

The Company reported total interest income of $43.7 million for the third quarter of 2007, compared to $41.9 million for the third quarter of 2006. Total interest income for the nine months ended September 30, 2007 was $129.0 million, compared to total interest income of $119.4 million for prior year same period. These increases were driven by the combination of a slight increase in average interest-earning assets and increased yields resulting from higher interest rates. Average third quarter and average year-to-date interest-earning assets increased to $2.383 billion and $2.359 billion at September 30, 2007, respectively, compared to $2.378 billion and $2.330 billion at September 30, 2006.

Total interest expense was $26.6 million for the quarter ended September 30, 2007, compared to $25.3 million for the same quarter in 2006.  Total interest expense for the nine months ended September 30, 2007 was $77.4 million, compared to total interest expense of $68.5 million for prior year same period. These increases resulted also from the combination of a slight increase in average interest-bearing liabilities and increased costs of funds. Average third quarter and average year-to-date interest-bearing liabilities increased to $2.157 billion and $2.128 billion at September 30, 2007, respectively, compared to $2.142 billion and $2.094 billion at September 30, 2006.

Net interest margin and net interest spread on a fully taxable equivalent basis increased to 2.83% and 2.31% for the quarter ended September 30, 2007, respectively, compared to 2.74% and 2.20% for the same periods in 2006. For the nine-month period ended September 30, 2007, net interest margin and net interest spread on a fully taxable equivalent basis decreased to 2.88% and 2.34%, respectively, from 2.95% and 2.44% for prior year same periods. The increase in net interest margin and net interest spread during the quarter ended September 30, 2007 when compared to the same period in 2006 was basically attributable to an increase in the yields of our loan portfolio, which outpaced the increase in borrowing costs. The decrease in net interest margin and net interest spread during the nine-month period ended September 30, 2007 when compared to the same period in 2006 was basically caused by the rising short-term interest rates and the flattening of the yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits, a higher cost category.

Provision for Loan Losses

The provision for loan and lease losses for the quarter and nine months ended September 30, 2007 was $9.6 million and $18.5 million, or 241.36% and 163.82% of net charge-offs, compared to $4.8 million and $11.6 million, or 94.50% and 101.86% of net charge-offs, for the same periods in 2006, and $3.6 million, or 104.60% of net charge-offs, for the quarter ended June 30, 2007. The increase in our provision for loan and lease losses during the quarter ended September 30, 2007 when compared to the previous quarter was mainly caused by three business relationships, which became impaired during the third quarter of 2007 and required a specific reserve of $4.5 million. These business relationships were comprised of two commercial business relationships amounting to $8.8 million partially secured by real estate, and another commercial business relationship amounting to $1.2 million not secured by real estate, which became impaired during the third quarter of 2007.

In addition, the provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for loan and lease losses, which considers the growth in the loan portfolio and the level of net-charge offs, delinquencies and related loss experience. Some of these factors are discussed further in the Loan and Asset Quality section of this document.

Non-Interest Income

The Company’s non-interest income in the quarter and nine months ended September 30, 2007 was $2.2 million and $6.3 million, compared to $1.8 million and $6.7 million for prior year same periods. The increase during the third quarter of 2007 when compared to the same quarter in 2006 was mainly due to the net effect of: (i) a $239,000 increase in service charges mainly due to an increase in non-sufficient fund charges on deposit accounts of $80,000 and an increase in miscellaneous income of $176,000 mainly related to our credit card operations; and (ii) a $259,000 net loss mainly on the sale of OREO and other repossessed assets during the third quarter of 2007, compared to a net loss of $450,000 and $511,000 for the quarters ended June 30, 2007 and September 30, 2006, respectively. The decrease during the nine-month period ended September 30, 2007 when compared to the same period in 2006 was mainly due to the net effect of: (i) a $955,000 increase in service charges mainly due to an increase in non-sufficient fund charges on deposit accounts, trust fees, other fees on loan accounts, and an increase in miscellaneous income mainly due to our credit card operations; and (ii) a $1.2 million net loss on sale of OREO and other repossessed assets for the nine-month period ended September 30, 2007, compared to a gain of $201,000 for prior year same period. The net loss on other repossessed assets included a $179,000 and $1.0 million loss on sale of repossessed vehicles for the quarter and nine-month period ended September 30, 2007, compared to a $345,000 and a $58,000 loss on sale for prior year same periods, and a $394,000 loss on sale for the quarter ended June 30, 2007. The increase in the net loss on sale of repossessed assets during the nine-month period ended September 30, 2007 when compared to the same period in 2006 was directly attributable to our strategy of being more aggressive in the sale of repossessed vehicles to expedite their disposition and avoid the build up of our repossessed vehicles inventory, primarily during the first and second quarter of 2007. This strategy resulted in a significant reduction in the number of repossessed vehicles in inventory. During four quarters in a row, sales of repossessed vehicles exceeded the number of units repossessed. The number of repossessed vehicles in inventory as of September 30, 2007 decreased to 366 units, or by approximately 6%, from 391 units as of June 30, 2007, and by approximately 42%, from 628 units as of September 30, 2006. This is the lowest level of repossessed vehicles in inventory since August 2005. We continue monitoring this inventory very closely and taking measures to expedite its disposition. More details on repossessed assets are discussed in the Loan and Asset Quality section below.

Non-Interest Expense

Non-interest expense for the quarter and nine months ended September 30, 2007 was $12.3 million and $36.7 million, compared to $11.5 million and $33.0 million for prior year same periods. Such increases were mainly due to the net effect of: (i) a $415,000 and $1.8 million increase in salaries for the quarter and nine-month period ended September 30, 2007, respectively, mainly from increases in personnel, primarily in our residential mortgage and trust operations, the expansion of our branch network, normal salary increases and related employees’ benefits, and the one-time employee termination benefits and related costs in connection with an information technology outsourcing agreement we entered with Telefónica Empresas in August 2007; (ii) an increase of $269,000 and $1.0 million in occupancy expenses for the quarter and nine-month period ended September 30, 2007, respectively, mainly related to an increase in rent, equipment maintenance, property tax expenses, and data, communications, and security services; (iii) a $478,000 and $164,000 increase in professional services for the quarter and nine-month period ended September 30, 2007, respectively, mainly related to the information technology outsourcing agreement we entered with Telefónica Empresas, as previously mentioned, the legal fees related to this outsourcing agreement, other compliance consulting services, and other legal fees in connection with our trust operations; (iv) a $186,000 and $615,000 increase in insurance expense for the quarter and nine-month period ended September 30, 2007 respectively, mainly related to the FDIC’s new insurance premium assessment, which commenced in January 2007; (v) a $514,000 decrease in other real estate owned and repossessed assets expenses for the quarter ended September 30, 2007 resulting from a decrease in the valuation allowance for subsequent declines in value, mainly related to a decrease in the inventory of repossessed vehicles, as previously mentioned; and (vi) a $238,000 decrease in other expenses for the nine-month period ended September 30, 2007, mainly associated with the provision for losses on off-balance sheet items and insurance claim receivables.

Non-interest expense remained at $12.3 million for the quarter ended September 30, 2007 when compared to the quarter ended June 30, 2007. Nonetheless, significant changes during the quarter ended September 30, 2007 included: (i) a $437,000 increase in professional services mainly related to an information technology outsourcing agreement, as previously explained, and other legal fees in connection with our trust operations; and (ii) a $331,000 decrease in other expenses resulting from a decrease in the valuation allowance for subsequent declines in value, mainly related to a decrease in the inventory of repossessed vehicles over six months. The number of repossessed vehicles in inventory over six months as of September 30, 2007 decreased to 53 units, or by approximately 51%, from 108 units in inventory over six months as of June 30, 2007.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended September 30, 2007 was 64.68%, compared to 63.42% for the quarter ended September 30, 2006, and 63.92% for the quarter ended June 30, 2007.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

Income tax expense is the sum of two components: current tax expense and deferred tax expense (benefit). Current tax expense is calculated by applying the statutory tax rate to taxable income. The deferred tax expense (benefit) reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in our financial statements.

During the third quarter of 2007, we recorded an income tax benefit of $1.4 million, compared to an income tax expense of $515,000 during the same quarter in 2006. For the nine-month period ended September 30, 2007, we recorded an income tax benefit of $30,000, compared to an income tax expense of $4.9 million for the same period in 2006. This decrease resulted from the combined effect of a $2.7 million pre-tax income and a (1.14)% effective tax rate for the nine-month period ended September 30, 2007, compared to a $13.0 million pre-tax income and a 37.97% effective tax rate for the same period in 2006. The decrease in the effective tax rate was mainly due to the combined effect of: (i) an increase in the deferred tax asset mainly related to the increase in the provision for loan and lease losses during the quarter ended September 30, 2007, as previously mentioned, which resulted in a deferred tax benefit; (ii) an increase in the exempt income as a percentage of total income during 2007; and (iii) the termination on December 31, 2006 of the additional temporary taxes of 4.5% imposed by the Puerto Rico Legislature in 2006.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.561 billion as of September 30, 2007 from $2.501 billion as of December 31, 2006. The increase was mainly due to the net effect of: (i) a $35.4 million decrease in interest bearing deposits; (ii) a $12.4 million decrease in securities purchased under agreements to resell; (iii) a $5.6 million increase in the investment securities portfolio; (iv) a $86.6 million increase in net loans; and (v) a $15.0 million increase in premises and equipment, resulting mainly from the acquisition of a building to relocate the headquarters and administrative offices of the Corporation. The decrease in interest bearing deposits and securities purchased under agreements to resell was mainly related to the increase in the loan portfolio. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During the first nine months of 2007, the investment portfolio increased by approximately $5.6 million to $583.6 million as of September 30, 2007, from $577.9 million as of December 31, 2006.  This increase was primarily due to the net effect of:  (i) the purchase of $107.8 million in mortgage-back securities and corporate debt; (ii) prepayments of approximately $77.3 million on mortgage-backed securities and FHLB obligations; and (iii) the maturity of $28.9 million in US government agencies and PR government obligations.

During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with short term maturities or estimated maturities between 1½ to 4 years.  During 2007, we have been analyzing different market opportunities to reposition our investment portfolio in an attempt to improve its average yield and to maintain an adequate average life.   During the nine-month period ended September 30, 2007, we purchased approximately $107.8 million in mortgage-back securities and corporate debt with an estimated average life of approximately 6.0 years and an estimated average yield of 5.80%. In addition, during the fourth quarter of 2006, we sold approximately $50.1 million of FHLB and mortgage-backed securities available for sale with an average yield of 3.64%. For the nine-month period ended September 30, 2007, after the above-mentioned transactions, , the estimated average maturity was approximately 3.6 years and the average yield was approximately 4.92%, compared to an estimated average maturity of 3.2 years and an average yield of 4.64% for the period ended December 31, 2006. Looking forward, there are approximately $124.8 million in US and Puerto Rico agency obligations that can be called during the next quarter. We expect that the above-mentioned transactions shall continue to have a positive effect on the average yield of the portfolio during the upcoming quarters.

Loans

Total loans, net of unearned, increased by $93.8 million, or 7.14% on an annualized basis, to $1.844 billion as of September 30, 2007, from $1.751 billion as of December 31, 2006. This increase was mainly the net effect of: (i) a $58.1 million, or 61.37% annualized increase in construction loans, from $126.2 million as of December 31, 2006 to $184.3 million as of September 30, 2007; (ii) a $55.6 million, or 7.17% annualized increase in commercial loans, from $1.034 billion as of December 31, 2006 to $1.090 billion as of September 30, 2007; (iii) a $23.8 million, or 41.20% annualized increase in residential mortgages, from $77.2 million as of December 31, 2006 to $101.0 million as of September 30, 2007; and (iv) a $42.1 million, or 12.66% annualized decrease in lease financing contracts from $443.3 million as of December 31, 2006 to $401.2 million as of September 30, 2007.

The $58.1 million increase in construction loans was, in part, comprised of loans for land development and the construction of commercial real estate property, but primarily of loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs. The $55.6 million increase in commercial loans was mainly concentrated in commercial loans secured by real estate.

Asset Quality

Non-performing assets increased to $79.7 million as of September 30, 2007, from $62.4 million and $63.0 million as of June 30, 2007 and December 31, 2006, respectively. Non-performing loans amounted to $69.2 million as of September 30, 2007, compared to $51.8 million as of June 30, 2007 and $50.0 million as of December 31, 2006. The $17.5 million increase in non-performing loans during the third quarter of 2007 when compared to the second quarter of 2007 was due to the net effect of a $3.6 million increase in loans over 90 days past due still accruing interest and a $13.9 million increase in nonaccrual loans.

The $3.6 million increase in loans over 90 days still accruing interest was mainly due to the net effect of a $4.8 million increase in loans secured by real estate and a $810,000 decrease in lease financing contracts. The $4.8 million increase in the loans secured by real estate was mainly caused by six commercial business relationships amounting to $3.9 million, which became over 90 days past due during the third quarter of 2007.

The $13.9 million increase in nonaccrual loans was mainly attributable to the net effect of: (i) a $13.4 million increase in commercial loans primarily caused by two commercial business relationships amounting to $8.8 million partially secured by real estate, and two other commercial business relationships amounting to $2.2 million not secured by real estate; (ii) an increase of $621,000 in lease financing contracts; and (iii) a $153,000 decrease in marine loans.

Repossessed assets decreased to $10.5 million as of September 30, 2007, compared to $10.6 million and $13.0 million as of June 30, 2007 and December 31, 2006, respectively. The decrease during the nine-month period ended September 30, 2007 when compared to year ended December 31, 2006 was mainly attributable to the net effect of: (i) a decrease of $3.2 million in other repossessed assets, mainly in the inventory of repossessed vehicles; and (ii) an increase of $703,000 in other real estate owned resulting from the net effect of the sale of three properties and the foreclosure of seven properties during the nine months ended September 30, 2007.

Annualized net charge-offs as a percentage of average loans was 0.87% for the quarter ended September 30, 2007, compared to 0.77% for the quarter ended June 30, 2007, and 1.10% and 0.97% for the fourth quarter and year ended December 31, 2006, respectively. Net charge-offs for the quarter ended September 30, 2007 were $4.0 million, compared to $3.4 million and $4.7 million for the quarters of June 2007 and December 2006, respectively. Net charge-offs for the quarter ended September 30, 2007, compared to the quarters ended June 30, 2007 and December 31, 2006 were as follows: (i) there were no net charge-offs on commercial loans secured by real estate for the quarter ended September 30, 2007, while there were $185,000 in net charge-offs for the second quarter of 2007 and $109,000 in net charge-offs for the quarter ended December 31, 2006; (ii) $640,000 in net charge-offs on other commercial and industrial loans for the third quarter of 2007, compared to $344,000 and $624,000 for the quarters ended June 30, 2007 and December 31, 2006, respectively; (iii) $370,000 in net charge-offs on consumer loans for the third quarter of 2007, compared to $222,000 and $424,000 for the quarters ended June 30, 2007 and December 31, 2006, respectively; (iv) $2.8 million in net charge-offs on lease financing contracts for the third quarter of 2007, compared to $2.7 million and $3.5 million for the quarters ended June 30, 2007 and December 31, 2006, respectively; and (v) $194,000 in net charge-offs on other loans for the third quarter of 2007, compared to $1,000 in net recoveries and $47,000 in net charge-offs for the quarters ended June 30, 2007 and December 31, 2006, respectively.

The increase in net charge-offs during the quarter ended September 30, 2007 when compared to the previous quarter was mainly concentrated in a $296,000 increase in net charge-offs on commercial loans not secured by real estate, and a $195,000 increase in net charge-offs on overdrafts.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses increased to $26.1 million as of September 30, 2007, from $20.5 million as of June 30, 2007, and $18.9 million as of December 31, 2006. The allowance for loan and lease losses is affected by net charge-offs and also by the provision for loan and lease losses for each related period. Net charge-offs, loan portfolio growth, and other economic conditions are taken into consideration when evaluating the adequacy of the allowance for loan and lease losses. Net charge-offs for the quarter ended September 30, 2007 increased to $4.0 million, from $3.4 million during the quarter ended June 30, 2007. Net charge-offs for the nine months ended September 30, 2007 amounted to $11.3 million, or $15.0 million on an annualized basis, compared to $16.2 million for the year ended December 31, 2006.

The increase in our allowance for loan and lease losses during the quarter ended September 30, 2007 when compared to the previous quarter was mainly caused by three business relationships, which became impaired during the third quarter of 2007 and required a specific reserve of $4.5 million, as previously mentioned. We believe that the allowance for loan and lease losses is adequate and it represents 1.42% of total loans as of September 30, 2007.

Deposits and Borrowings

Total deposits as of September 30, 2007 amounted to $1.964 billion, compared to $1.905 billion as of December 31, 2006. This $58.6 million increase was mainly due to the net effect of: (i) a $14.9 million decrease in noninterest-bearing deposits; (ii) a $22.3 million decrease in savings accounts; (iii) a $16.3 increase in jumbo time deposits; and (iv) a $78.2 million increase in brokered time deposits. The decrease in core deposits is mainly attributable to the fierce competition for core deposits on the Island due to a reduction of local funding sources. This fierce competition for local deposits has made brokered deposit an attractive funding alternative, resulting in lower funding costs when compared to the unusually higher rates offered locally for time deposits. We decided to pursue the use of the brokered deposits alternative in an attempt to control the continuous increase in our funding cost. Other borrowings decreased to $382.5 million as of September 30, 2007, compared to $395.0 million as of December 31, 2006.

Stockholders’ Equity

The Company’s stockholders’ equity increased to $175.4 million as of September 30, 2007, from $169.9 million as of December 31, 2006, representing an increase of 4.36% on an annualized basis. Besides earnings and losses from operations, the Company’s stockholders’ equity was impacted by accumulated other comprehensive losses of $2.9 million and $7.6 million as of September 30, 2007 and December 31, 2006, respectively. In addition, the following items also impacted the Company’s stockholders’ equity:

•	the repurchase of 488,477 shares during 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005, which expired in October 2006;

•	the exercise of 150,000, 56,450, 7,000, 250,862 and 4,000 stock options in February 2006, June 2006, September 2006, February 2007 and July 2007, respectively; and

•	the repurchase of 285,368 shares between the second and third quarter of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

September 30, 2007 and December 31, 2006

	September 30,	December 31,
Assets	2007	2006
Cash and due from banks	$19,707,364	$25,527,489
Interest bearing deposits	13,631,666	49,050,368
Securities purchased under agreements to resell	38,761,166	51,191,323
Investment securities available for sale	544,784,240	535,159,009
Investment securities held to maturity	32,892,220	38,432,820
Other investments	5,889,375	4,329,200
Loans held for sale	487,250	879,000
Loans, net of allowance for loan and lease losses of $26,130,647 in 2007 and $18,936,841 in 2006	1,818,021,788	1,731,022,290
Accrued interest receivable	17,867,297	15,760,852
Customers’ liability on acceptances	274,198	1,561,736
Premises and equipment, net	29,912,639	14,889,456
Other assets	38,399,160	33,116,690
Total assets	$2,560,628,363	$2,500,920,233
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$125,443,542	$140,321,373
Interest bearing	1,838,505,762	1,765,034,834
Total deposits	1,963,949,304	1,905,356,207

Securities sold under agreements to repurchase	361,414,250	365,664,250
Acceptances outstanding	274,198	1,561,736
Advances from Federal Home Loan Bank	467,519	8,707,420
Notes payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	18,170,901	18,047,074
Accrued expenses and other liabilities	20,294,002	11,086,705
	2,385,189,174	2,331,042,392
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2007 and 2006	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000 shares; issued: 20,032,398 shares in 2007 and 19,777,536 shares in 2006; outstanding: 19,093,315 shares in 2007 and 19,123,821 shares in 2006	200,324	197,775
Capital paid in excess of par value	107,824,152	106,539,383
Retained earnings:
Reserve fund	7,938,161	7,553,381
Undivided profits	61,565,747	59,800,495
Treasury stock, 939,083 shares at cost in 2007 and 653,715 at cost in 2006	(9,910,458)	(7,410,711)
Accumulated other comprehensive loss	(2,942,162)	(7,565,907)
Total stockholders’ equity	175,439,189	169,877,841
Total liabilities and stockholders’ equity	$2,560,628,363	$2,500,920,233

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three month periods ended September 30, 2007 and 2006 and June 30, 2007, and nine-month periods ended September 30, 2007 and 2006

	Three Months Ended
	September 30,	September 30,	June 30,	Nine Months Ended September 30,
	2007	2006	2007	2007	2006
Interest income:
Loans, including fees	$36,677,073	$33,648,864	$36,040,114	$107,656,676	$95,523,250
Investment securities:
Taxable	2,776	36,658	2,932	9,457	89,308
Exempt	6,252,137	7,577,037	6,185,256	19,081,526	22,297,717
Interest bearing deposits, securities purchased under agreements to resell, and other	802,667	633,292	721,301	2,250,338	1,535,692
Total interest income	43,734,653	41,895,851	42,949,603	128,997,997	119,445,967
Interest expense:
Deposits	21,553,077	17,730,807	20,380,548	61,990,244	49,013,326
Securities sold under agreements to repurchase, notes payable, and other	5,071,618	7,584,739	5,126,660	15,395,403	19,451,835
Total interest expense	26,624,695	25,315,546	25,507,208	77,385,647	68,465,161
Net interest income	17,109,958	16,580,305	17,442,395	51,612,350	50,980,806
Provision for loan and lease losses	9,594,000	4,849,000	3,594,000	18,467,000	11,629,000
Net interest income after provision for loan and lease losses	7,515,958	11,731,305	13,848,395	33,145,350	39,351,806
Noninterest income:
Service charges – fees and other	2,394,869	2,155,924	2,533,170	7,182,759	6,228,010
Net (loss) gain on sale of repossessed assets and on disposition of other assets	(258,889)	(510,980)	(450,321)	(1,153,979)	200,768
Gain on sale of loans	76,560	133,431	49,826	239,143	262,470
Total noninterest income	2,212,540	1,778,375	2,132,675	6,267,923	6,691,248
Noninterest expense:
Salaries and employee benefits	4,950,481	4,535,978	5,163,004	15,848,655	14,012,230
Occupancy, furniture and equipment	2,812,295	2,542,896	2,631,039	8,040,768	7,023,753
Professional services	1,444,487	966,790	1,007,732	3,319,078	3,154,810
Insurance	479,219	293,349	477,602	1,409,089	794,427
Promotional	374,800	323,538	373,950	1,125,772	840,593
Other	2,280,458	2,813,905	2,611,727	6,993,252	7,216,039
Total noninterest expense	12,341,740	11,476,456	12,265,054	36,736,614	33,041,852
(Loss) income before income taxes	(2,613,242)	2,033,224	3,716,016	2,676,659	13,001,202
Provision for income taxes	(1,378,559)	514,732	1,088,265	(30,446)	4,936,685
Net (loss) income	$(1,234,683)	$1,518,492	$2,627,751	$2,707,105	$8,064,517

Basic (loss) earnings per share	$(0.07)	$0.07	$0.13	$0.11	$0.39

Diluted (loss) earnings per share	$(0.07)	$0.07	$0.12	$0.11	$0.38

Note: Certain adjustments resulting from the initial adoption of SAB 108 as of December 31, 2006 were made to comparable periods in 2006.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	September 30,		June 30,	Nine Months Ended September 30,
	2007	2006	2007	2007	2006

Average shares outstanding - basic	19,160,985	19,118,191	19,371,991	19,253,068	19,248,639
Average shares outstanding - assuming dilution	19,350,582	19,467,678	19,585,806	19,478,288	19,721,754
Number of shares outstanding at end of period	19,093,315	19,123,821	19,269,545	19,093,315	19,123,821
Book value per common share	$8.62	$8.34	$8.44	$8.62	$8.34

Average Balances

Total assets	2,482,760	2,461,414	2,435,355	2,457,321	2,409,935
Loans and leases, net of unearned	1,825,334	1,687,070	1,779,829	1,788,346	1,641,073
Interest-earning assets (1)	2,383,321	2,378,352	2,336,812	2,359,461	2,330,986
Interest-bearing deposits	1,783,308	1,597,529	1,722,865	1,744,372	1,589,606
Other borrowings	374,091	544,248	383,981	383,712	504,246
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	174,672	163,542	174,681	173,689	163,403

Loan Mix

Loans secured by real estate
Commercial and industrial	786,259	708,658	764,038	786,259	708,658
Construction	184,347	104,538	165,075	184,347	104,538
Residential mortgage	100,509	69,617	93,150	100,509	69,617
Consumer	802	800	744	802	800
	1,071,917	883,613	1,023,007	1,071,917	883,613

Commercial and industrial	303,430	289,451	299,152	303,430	289,451
Consumer	59,533	61,534	59,965	59,533	61,534
Lease financing contracts	401,209	458,473	417,400	401,209	458,473
Overdrafts	6,399	7,335	6,270	6,399	7,335
Total	1,842,488	1,700,406	1,805,794	1,842,488	1,700,406

Deposit Mix

Noninterest-bearing deposits	125,443	128,406	130,791	125,443	128,406
Now and money market	68,754	70,124	64,793	68,754	70,124
Savings	133,739	165,532	142,056	133,739	165,532
Broker deposits	1,304,359	1,066,828	1,223,847	1,304,359	1,066,828
Regular CD's & IRAS	90,632	104,123	89,606	90,632	104,123
Jumbo CD's	241,022	210,237	225,647	241,022	210,237
Total	1,963,949	1,745,250	1,876,740	1,963,949	1,745,250

Financial Data

Total assets	2,560,628	2,500,249	2,458,941	2,560,628	2,500,249
Loans and leases, net of unearned	1,844,640	1,706,225	1,809,066	1,844,640	1,706,225
Allowance for loan and lease losses	26,131	18,400	20,512	26,131	18,400
Total deposits	1,963,949	1,745,249	1,876,740	1,963,949	1,745,249
Other borrowings	382,501	556,214	377,339	382,501	556,214
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	188	186	557	557
Shareholders' equity	175,439	170,335	173,335	175,439	170,335
Total interest income	43,735	41,896	42,949	128,998	119,446
Total interest expense	26,625	25,315	25,507	77,386	68,465
Provision for loan and lease losses	9,594	4,849	3,594	18,467	11,629
Services charges - fees and other	2,395	2,156	2,533	7,183	6,228
Net (loss) gain on sale of loans and other assets	(182)	(378)	(400)	(915)	463
Non-interest expense	12,341	11,477	12,265	36,737	33,042
(Tax benefit) income taxes	(1,379)	515	1,088	(30)	4,936
Net (loss) income	(1,233)	1,518	2,628	2,706	8,065
Nonperforming assets	79,716	65,903	62,374	79,716	65,903
Nonperforming loans	69,212	52,151	51,753	69,212	52,151
Net charge-offs	3,975	5,131	3,436	11,273	11,417

Performance Ratios

Return on average assets (2)	(0.20)%	0.25%	0.43%	0.15%	0.45%
Return on average common equity (3)	(3.01)	3.97	6.41	2.21	7.04
Net interest spread (4)	2.31	2.20	2.38	2.34	2.44
Net interest margin (5)	2.83	2.74	2.92	2.88	2.95
Efficiency ratio (6)	64.68	63.42	63.91	64.19	56.66
(Loss) earnings per common share - basic	$(0.07)	$0.07	$0.13	$0.11	$0.39
(Loss) earnings per common share - diluted	(0.07)	0.07	0.12	0.11	0.38

Asset Quality Ratios

Nonperforming assets to total assets	3.11%	2.64%	2.54%	3.11%	2.64%
Nonperforming loans to total loans	3.75	3.06	2.86	3.75	3.06
Allowance for loan and lease losses to total loans	1.42	1.08	1.13	1.42	1.08
Net loan and lease charge-offs to average loans	0.87	1.22	0.77	0.84	0.93
Provision for loan and lease losses to net loan and lease charge-offs	241.36	94.50	104.60	163.82	101.86

(1)	Includes nonaccrual loans, which balance as of the periods ended September 30, 2007 and 2006, and June 30, 2007 was $55.3 million, $33.9 million, and $41.4 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note: Certain adjustments resulting from the initial adoption of SAB 108 as of December 31, 2006 were made to comparable periods in 2006.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	September 30,	June 30,	December 31,	September 30,
	2007	2007	2006	2006

Loans contractually past due 90 days or more but still accruing interest:	$13,936	$10,382	$12,723	$18,224
Nonaccrual loans:	55,276	41,371	37,255	33,927
Total nonperforming loans	69,212	51,753	49,978	52,151
Repossessed property:
Other real estate	4,332	4,344	3,629	3,763
Other repossesed assets	6,172	6,277	9,419	9,989
Total repossessed property	10,504	10,621	13,048	13,752
Total nonperforming assets	$79,716	$62,374	$63,026	$65,903

Nonperforming loans to total loans	3.75%	2.86%	2.85%	3.05%
Nonperforming assets to total loans plus repossessed property	4.30	3.43	3.57	3.83
Nonperforming assets to total assets	3.11	2.54	2.52	2.64

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2007	2007	2007	2006	2006	2006
Charge-offs:
Real estate secured	$-	$198	$11	$109	$551	$685
Other commercial and industrial	667	491	456	657	1,179	3,050
Consumer	435	310	460	571	423	1,978
Leases financing contracts	3,113	3,027	3,388	3,827	3,610	12,927
Other	194	5	139	52	5	149
Total charge-offs	4,409	4,031	4,454	5,216	5,768	18,789

Recoveries:
Real estate secured	$-	$13	$35	$-	$11	$11
Other commercial and industrial	27	147	83	33	92	534
Consumer	65	88	57	147	97	465
Leases financing contracts	342	341	412	294	434	1,604
Other	-	6	5	5	3	21
Total recoveries	434	595	592	479	637	2,635

Net charge-offs:
Real estate secured	$-	$185	$(24)	$109	$540	$674
Other commercial and industrial	640	344	373	624	1,087	2,516
Consumer	370	222	403	424	326	1,513
Leases financing contracts	2,771	2,686	2,976	3,533	3,176	11,323
Other	194	(1)	134	47	2	128
Total net charge-offs	$3,975	$3,436	$3,862	$4,737	$5,131	$16,154

Net charge-offs to average loans:
Real estate secured	-%	0.07%	(0.01)%	0.05%	0.25%	0.08%
Other commercial and industrial	0.85	0.47	0.51	0.82	1.50	0.88
Consumer	2.47	1.47	2.67	2.77	2.12	2.42
Leases financing contracts	2.71	2.54	2.73	3.14	2.72	2.40
Other	9.87	(0.05)	6.20	2.09	0.10	1.52

Total net charge-offs to average loans	0.87%	0.77%	0.88%	1.10%	1.22%	0.97%